Filed Pursuant to Rule 424(b)(3)
Registration No. 333-220997

STARWOOD REAL ESTATE INCOME TRUST, INC.

SUPPLEMENT NO. 2 DATED APRIL 17, 2019

TO THE PROSPECTUS DATED APRIL 16, 2019

This document supplements, and should be read in conjunction with, our prospectus dated April 16, 2019, as well as Supplement No. 1 dated April 16, 2019. Terms used and not otherwise defined in this Supplement No. 2 shall have the same meanings as set forth in our prospectus, as supplemented.

The purposes of this Supplement are as follows:

•	to disclose the transaction price for each class of our common stock as of May 1, 2019; and

•	to disclose the calculation of our March 31, 2019 net asset value (“NAV”) per share for each class of our common stock.

May 1, 2019 Transaction Price

The transaction price for each share class of our common stock for subscriptions accepted as of May 1, 2019 (and repurchases as of April 30, 2019) is as follows:

Transaction Price (per share)
Class S	$20.36
Class T	$20.28
Class D	$20.30
Class I	$20.33

The May 1, 2019 transaction price for each of our share classes is equal to such class’s NAV per share as of March 31, 2019. A detailed presentation of the NAV per share is set forth below. The purchase price of our common stock for each share class equals the transaction price of such class, plus applicable upfront selling commissions and dealer manager fees.

March 31, 2019 NAV Per Share

NAV per share is calculated in accordance with the valuation guidelines that have been approved by our board of directors. Our NAV per share, which is updated as of the last calendar day of each month, is posted on our website at www.starwoodNAV.reit. Please refer to “Net Asset Value Calculation and Valuation Guidelines” in the Prospectus for information on how our NAV is determined. The Advisor is ultimately responsible for determining our NAV.

SREIT-SUP2-0419

The following table provides a breakdown of the major components of our NAV as of March 31, 2019 ($ and shares in thousands):

Components of NAV	March 31, 2019
Investments in real properties	$437,325
Investments in real estate related securities	111,997
Cash and cash equivalents	30,876
Restricted cash	55,515
Other assets	6,357
Debt obligations	(330,078)
Subscriptions received in advance	(41,254)
Other liabilities	(16,228)
Accrued performance participation accrual	(857)
Accrued stockholder servicing fees(1)	(133)

Net asset value	$253,520

Number of outstanding shares	12,460

(1)	Stockholder servicing fees only apply to Class S, Class T and Class D shares.

The following table provides a breakdown of our total NAV and NAV per share by share class as of March 31, 2019:

NAV Per Share	Class S Shares	Class T Shares	Class D Shares	Class I Shares	Total
Net asset value	$169,784,141	$4,208,951	$6,291,293	$73,236,017	$253,520,402
Number of outstanding shares	8,340,840	207,535	309,860	3,602,218	12,460,453

NAV per share as of March 31, 2019	$20.36	$20.28	$20.30	$20.33

In the future, as we establish new values for our properties based on the discounted cash flow methodology, we will provide information on the key assumptions used in the discounted cash flow methodology and a sensitivity analysis related thereto.

The following table provides a breakdown of the major components of our NAV as of February 28, 2019 ($ and shares in thousands):

Components of NAV	February 28, 2019
Investments in real properties	$420,550
Investments in real estate related securities	16,152
Cash and cash equivalents	22,516
Restricted cash	72,206
Other assets	5,011
Debt obligations	(270,214)
Subscriptions received in advance	(57,854)
Other liabilities	(14,550)
Accrued performance participation accrual	(320)
Accrued stockholder servicing fees(1)	(237)

Net asset value	$193,260

Number of outstanding shares	9,560

(1)	Stockholder servicing fees only apply to Class S, Class T and Class D shares.

The following table provides a breakdown of our total NAV and NAV per share by share class as of February 28, 2019:

NAV Per Share	Class S Shares	Class T Shares	Class D Shares	Class I Shares	Total
Net asset value	$151,723,565	$1,816,576	$2,309,376	$37,410,022	$193,259,539
Number of outstanding shares	7,507,204	90,161	114,358	1,848,452	9,560,175

NAV per share as of February 28, 2019	$20.21	$20.15	$20.19	$20.24